EXHIBIT 10.22
RECEIVABLES PURCHASE AGREEMENT

THIS AGREEMENT is dated the 2002,

BETWEEN:

(1)	JOHN DEERE FINANCE S.A., a joint stock company with its principal office located at 5, Rue Eugène Ruppert, BP 1685 in L-1016, Luxembourg (the "Purchaser"): and

(2)	JOHN DEERE LIMITED, a company registered in Scotland having its registered office at 30-31 Queen Street, Edinburgh EH2 1JX and with its principal office located at Langar, Nottingham, NG13 9HT, United Kingdom (the "Seller")

IT IS HEREBY AGREED:

1.	Offer for Sale

1.1	The Seller offers for sale to the Purchaser on the terms and conditions of this Agreement all Receivables existing at the Commencement Date and all Receivables arising after the Commencement Date until notice of termination in accordance with Clause 16 is given or received by the Seller.

1.2	Subject to Clause 1.4, all of the Seller's right, title and interest to and in each Receivable shall automatically vest in the Purchaser by way of assignment and sale whether or not yet entered in the Seller's accounting records as being due to the Seller on the Commencement Date or, where it comes into existence on a later date, on that date.

1.3	The Seller shall send to the Purchaser a Notification Schedule specifying the relevant Receivables on or as soon as reasonably practicable after the Commencement Date or, as the case may be, as soon as reasonably practicable after the end of each Period.

1.4	The Purchaser is entitled at any time and from time to time by giving notice by electronic means only to the Seller to state that it will no longer purchase any Receivables relating to one or more Debtors specified in that notice and such notice shall take immediate effect in accordance with its terms. Such notice shall also have effect, in respect of Receivables relating to any Debtor so specified and which have come into existence during the Period in which it is given, of selling and assigning them back to the Seller together with the Associated Rights relating thereto for the same purchase price as is payable by the Purchaser for such Receivables in accordance with Clause 5 whereupon all of the Purchaser's right, title and interest to and in each such Receivable shall automatically vest in the Seller by way of assignment and sale whether or not yet entered in the Purchaser's accounting records.

1.5	The Seller shall promptly, clearly and accurately record in its accounting records that the Purchased Receivables have been assigned and sold to the Purchaser.

2.	Associated Rights

Upon a Receivable vesting in the Purchaser under Clause 1 there shall also automatically be assigned to and vest in the Purchaser all the Associated Rights relating thereto.

3.	Formal Assignment

3.1	The Seller shall at the request of the Purchaser and at the Seller's expense execute a formal written assignment in a form reasonably specified by the Purchaser in favour of the Purchaser in respect of all or any Purchased Receivables and/or Associated Rights. If any Purchased Receivable and/or Associated Right shall fail to vest effectively in the Purchaser in equity, the Seller shall hold such Purchased Receivable and/or Associated Right in trust for the Purchaser.

3.2	The Seller agrees to pay, reimburse or indemnify the Purchaser on demand against any stamp duty, and any penalties and interest arising in relation thereto, payable in respect of the transfer of Receivables to the Purchaser.

4.	Ownership of Goods

The Seller shall promptly notify the Purchaser as to any goods relating to a Purchased Receivable which are returned to or repossessed by the Seller. Within five business days of receipt of such notice the Purchaser shall be entitled to require the transfer to it of any right, title, property or interest of the Seller in or to all or any of those goods. Where the Purchaser requires such transfer the Seller shall deal with the relevant goods in such manner as the Purchaser may reasonably instruct and the Seller shall hold the relevant right, title, property and/or interest in or to such goods in trust for the Purchaser.

5.	Purchase Price

5.1	The purchase price of each Receivable together with its Associated Rights and any right, title, property and/or interest in or to any goods relating to that Receivable which are transferred to the Purchaser under Clause 4 shall be the net amount (including any VAT or other tax or duty) payable by the relevant Debtor in respect of such Receivable as specified in the relevant Notification Schedule less, in the case of Receivables sold on the Commencement Date, the Doubtful Account Reserve applicable to those Receivables.

5.2	The Doubtful Account Reserve shall be the product D calculated in accordance with the formula set out in Part 1 of the Schedule and applied to the relevant amount.

5.3	The purchase price of all Receivables shall be payable in sterling or, where the Receivable is payable in Euro and the parties so agree, in Euro. Where a Receivable is payable or paid otherwise than in sterling the purchase price shall be computed by reference to the rate of exchange ruling in London on the Factoring Charge End Date, but for administrative convenience and for the purpose of calculating the amount payable by the Purchaser in accordance with clause 5.4 the Purchaser shall provisionally apply the rate ruling in London on the nearest practicable date prior to that on which that Receivable is first taken into account in the preparation of any estimate under Clause 5.5 or, if later, the relevant Notification Schedule, making such adjustments as may thereafter be necessary. For this purpose the Factoring Charge End Date shall be the date determined in accordance with Clause 6.1 on which the Factoring Charge ceases to be payable in respect of that Receivable.

5.4	The Purchaser shall pay to the Seller in cleared funds by electronic transfer to such bank account as the Seller may notify from time to time (or by such other means as the parties may from time to time agree) sums becoming due and payable by the Purchaser to the Seller under this Agreement.

5.5	The Seller shall use its reasonable endeavours to send to the Purchaser on or before the close of business on the last Tuesday in each Period, or failing which as soon as possible thereafter, notice by electronic means only setting out its best estimate of the following:

(a) the aggregate purchase price for Receivables sold or to be sold to the Purchaser during that Period;
(b) any amount applicable to those Receivables and arising under Clause 5.3; and
(c) the aggregate amount of Credit Notes issued or granted or to be issued or granted by the Seller during that Period and in respect of which the Seller is likely to be obliged to make payment under Clause 9.3.

Such notice shall also specify the applicable Previous Period Adjustment Amount (being the Adjustment Amount calculated under Clause 5.7 for the immediately preceding Period).

5.6	The relevant party shall use its reasonable endeavours to pay to the other on or before the close of business on the last day of the relevant Period, or failing which it shall pay as soon as possible thereafter, the applicable net amount based on the estimates prepared for that Period under Clause 5.5 and taking into account the applicable Previous Period Adjustment Amount.

5.7	When sending a Notification Schedule to the Purchaser in respect of any Period the Seller shall specify the applicable Adjustment Amount (being the net difference between the estimated amounts for that Period made under Clause 5.5 and the corresponding amounts as included in that Notification Schedule).

5.8	The Purchaser shall not assume any liability, commitment or obligation of the Seller to any Debtor or any other third party, whether absolute or contingent, known or unknown, present or future, of any nature, kind or description whatsoever arising from, relating to or in connection with any contract for the sale or supply of goods or the provision of services by the Seller and from which a Purchased Receivable arises, or is alleged to arise.

6	Factoring Charge

6.1	The Seller will pay to the Purchaser a charge (the "Factoring Charge") on the balance outstanding from time to time of any Purchased Receivable (that balance being determined as envisaged in Clause 11.3) commencing on the day the Purchaser pays the purchase price for that Purchased Receivable or an amount on account thereof as envisaged in Clause 5.6 or is credited with having done so and until the earliest of the following:

(a) the end of the Period next following the Period in which the Due Date of that Purchased Receivable falls; and
(b) the outstanding balance of that Purchased Receivable being recognised as a bad or doubtful debt.

6.2	The Factoring Charge shall be the product D calculated in accordance with the formula set out in part 2 of the Schedule and shall be calculated daily on such outstanding balance.

6.3	The Seller shall pay to the Purchaser in cleared funds by electronic transfer to the Factoring Account or, pending the opening of the Factoring Account, to such other account as the Purchaser may from time to time direct (or by such other means as the parties may from time to time agree) the aggregate amount of the Factoring Charges which have accrued in respect of each Period. The Seller shall use its reasonable endeavours to make such payment on or before the close of business on the last day of the next following Period, or failing which as soon as possible thereafter.

6.4	The Purchaser shall be entitled:

(a) after having consulted with the Seller and on giving not less than 60 days written notice prior to each 31st October during the lifetime of this Agreement and so as to take effect on the next following 1st November, to add to, delete, increase, reduce or otherwise vary or alter in any respect all or any part of the formula used for calculating the Factoring Charge and/or the amount or percentage of any of the variables to be used in the operation of any such formula: and
(b) at any time and from time to time by giving written notice on or before the end of any Period and so as to take effect at the commencement of the next following Period to increase, reduce or otherwise vary or alter the variable in respect of the Monthly Average Interest Rate.

7	Credit Risk

Subject to Clause 1.4, it is agreed and acknowledged between the parties that the credit risk in relation to any Receivable passes immediately to the Purchaser upon it vesting in the Purchaser.

8	Variable Due Dates

8.1	When sending each Notification Schedule to the Purchaser the Seller shall specify therein in reasonable detail those Purchased Receivables which have fallen due for payment by the relevant Debtor during any Period which has ended prior to the sending of that Notification Schedule and which have not been previously so notified and shall also specify the date on which each such Purchased Receivable fell due for payment (the "Due Date").

8.2	The Purchaser shall make any resulting adjustment to the calculation of the Factoring Charge for the purposes of Clause 6.1 to take account of the Due Dates as so notified.

8.3	The Purchaser shall be entitled to require the Seller to produce such evidence as is in its possession and upon which the Seller relies for specifying the Due Dates in question. Where the Purchaser wishes to dispute or query whether a Due Date has been correctly specified the parties shall consult together but in the absence of any agreement resulting from such consultation the determination of the subject matter of that dispute or query by the Seller shall be final and binding.

9	Credit Notes and Discounts

9.1	The Seller is irrevocably authorised to issue or grant in good faith to Debtors Credit Notes without limit in amount or time during the lifetime of this Agreement and after the Termination Date (except where termination results from the Seller's Insolvency).

9.2	When sending each Notification Schedule to the Purchaser the Seller shall specify therein in reasonable detail (including where reasonably practicable each relevant Purchased Receivable in respect of which they have been issued or granted) those Credit Notes issued or granted prior to the last day of the most recently ended Period.

9.3	The Seller shall pay to the Purchaser in cleared funds by electronic transfer to the Factoring Account (or by such other means as the parties may from time to time agree) an amount equal to the Credit Notes so notified except to the extent that it is able to prove to the satisfaction of the Purchaser that the relevant Debtor is unlikely to apply any such Credit Note by way of set-off, credit or other deduction from any Purchased Receivable (present or future). The Seller shall make such payment in accordance with the procedure set out in Clauses 5.5 to 5.7 (inclusive).

9.4	For the purpose of calculating Factoring Charges under Clause 6.1 the outstanding balance of any Purchased Receivable shall be reduced by the amount of any Credit Note with effect from the end of the Period in which that Credit Note is issued or granted.

10	Collection

10.1	This Agreement is intended to operate on a confidential basis so that the Purchaser's purchase of any Purchased Receivables shall not be notified to the relevant Debtors but the Purchaser reserves the right, at its discretion, to cause such notification to be made at any time to any Debtor or other person.

10.2	The Seller shall, unless and until the Purchaser otherwise instructs the Seller and subject to any further agreement which the parties may make in relation to the provision of this service, collect the Purchased Receivables for the Purchaser and shall act promptly and efficiently in doing so. The Seller shall be entitled, but not obliged, at its own cost and expense (except to the extent that the parties may otherwise from time to time agree), to enforce payment of any Purchased Receivable and/or to exercise Associated Rights in whatever manner it may in its discretion decide, including the commencement, carrying on and defence of any proceedings whether in its own name or that of the Purchaser. The Purchaser shall when requested to do so give all reasonable assistance and provide all relevant information in its possession or under its control to the Seller for the purposes envisaged under this Clause.

10.3	In exercising its powers and discretions under this Clause 10 the Seller shall consult with the Purchaser whenever the Seller reasonably expects that the outcome of such exercise is likely to have a materially adverse impact on the Purchaser's interests.

11	Factoring Account

11.1	The Seller shall forthwith upon being required to do so by the Purchaser open a trust account (the "Factoring Account") at such bank in London as the Purchaser may nominate, which shall be in the name of the Seller but the balance from time to time on which shall be held in trust for the Purchaser who shall have the sole right to draw on such account. All charges relating to the operation of the Factoring Account are for the Purchaser's account.

11.2	Upon the opening of the Factoring Account any cheques, drafts, monies or other payments received or held by the Seller by way of discharge of any Purchased Receivables and/or Associated Rights shall be held in trust for the Purchaser and paid into the Factoring Account forthwith upon receipt by the Seller or, in the case of any cheques, drafts or other monies held in trust by the Seller for any person, upon the Seller being irrevocably and unconditionally authorised to deal with them, without being paid into any other bank account. Any payments of Purchased Receivables and/or in respect of Associated Rights made direct into any bank account maintained by the Seller other than the Factoring Account shall be remitted by the Seller forthwith to the Factoring Account or to such other account as the Purchaser may from time to time direct.

11.3	All sums credited to the Factoring Account by way of the payment of Purchased Receivables and/or Associated Rights or remitted to the Purchaser on account thereof by the Seller shall be taken into account, with effect from the date upon which each such credit or remittance is made, in establishing the outstanding balance of the relevant Purchased Receivable for the purpose of calculating the Factoring Charge thereon under Clause 6.1.

12	Warranties

The Seller shall be taken to warrant to the Purchaser as at the date it sends each Notification Schedule to the Purchaser and by reference to the facts and circumstances existing at that date and which are then known to the Seller (except to the extent that the

Seller makes fair and reasonable disclosure of any relevant matter in writing to the Purchaser) as follows:

	(a)	the Seller is the legal and beneficial owner of the Receivables included in that Notification Schedule;
	(b)	there is no mortgage, charge, lien, trust or other encumbrance or security rights or any tracing or other equitable right which affects those Receivables;
	(c)	the goods to which each of those Receivables relates have been despatched to or to the order of the relevant Debtor or have been collected by it or on its behalf and/or, in the case of services, have been completely performed;
	(d)	no reservation of title in favour of any third party applies to any of the goods sold or supplied by the Seller and to which each of those Receivables relates;
	(e)	each relevant Debtor has no right of set-off or counterclaim that will reduce or extinguish the amount of any of those Receivables or adversely affect the collection thereof (except as a result of the issue or grant of any Credit Note as envisaged and in accordance with Clause 9);
	(f)	each such Receivable is an existing, enforceable and undisputed obligation of the relevant Debtor;
	(g)	each such Receivable is subject to the Seller's standard terms and conditions of sale in force from time to time and which have been approved by the Purchaser;
	(h)	the Seller's books and records relating to those Receivables are true and complete in all material respects and contain all material information relating to the creditworthiness and payment history of each relevant Debtor;
	(i)	each such Receivable has arisen in the ordinary course of the Seller's business and substantially in accordance with the Seller's normal policies and procedures applicable to ordinary transactions with the relevant Debtor.

13	Undertakings

The Seller undertakes to the Purchaser that at all times until the Termination Date it shall:

	(a)	not, unless the Purchaser shall have given its prior written consent, create or permit to exist any mortgage, charge, lien, trust or other encumbrance or security on any material part of the Seller's property, assets or undertaking;
	(b)	ensure that the making and performance of this Agreement by the Seller does not contravene any law, regulation or statute and does not constitute a breach of or event of default under any agreement binding on the Seller;
	(c)	take all reasonable care with a view to ensuring that all statements and information (including the Notification Schedules) provided by the Seller to the

Purchaser in the course of the performance of this Agreement or in connection with its subject matter are true and complete in all material respects;
(d) exercise due care and diligence in granting credit to or maintaining credit with its customers and Debtors with a view to avoiding or minimising any losses which the Purchaser may suffer in relation to any Purchased Receivables;
(e) notify the Purchaser forthwith upon becoming aware of any facts or circumstances which give reasonable grounds for the Seller to believe that any Debtor is Insolvent or Potentially Insolvent or is likely to become Insolvent;
(f) at any time permit the Purchaser to carry out a review of the Seller's accounts, records, procedures and to inspect and take copies of all documents and records which may have a material bearing on the operation of this Agreement.

14.	VAT Bad Debt Relief

Where the terms of the VAT Bad Debt Procedure would apply to any Purchased Receivable but for its assignment to the Purchaser and if the parties agree (which neither of them shall be obliged to do) that that Purchased Receivable together with its Associated Rights shall be reassigned to the Seller then the Seller shall:

(a) pay to the Purchaser a sum equivalent to the VAT included in such Purchased Receivable that the Seller is entitled to reclaim under the VAT Bad Debt Procedure; and
(b) hold in trust for the Purchaser any dividend or other sum (other than VAT) received by the Seller on account of such Purchased Receivable and/or Associated Rights.

15	Power of Attorney

The Seller hereby irrevocably appoints the Purchaser as its Attorney to secure the performance of its obligations under this Agreement and at any time in its name and on its behalf to execute legal assignments or to obtain payment of all or any Purchased Receivables and to endorse on the Seller's behalf negotiable instruments or other securities received in respect of Purchased Receivables and generally at any time to execute and do such further documents and things as the Purchaser may in its absolute discretion consider to be necessary or expedient for perfecting its title to such Purchased Receivables and/or Associated Rights and for the recovery of the same.

16	Termination

16.1	Either party may terminate this Agreement on giving to the other at any time not less than 90 days written notice or, where the Purchaser gives any notice to the Seller under Clause 6.4(a) , by the Seller giving to the Purchaser within 30 days of receipt of such notice not less than 15 days written notice of termination.

16.2	Either party may terminate this Agreement forthwith by written notice if the other:

(a) becomes Insolvent or Potentially Insolvent; or
(b) ceases to be an Associated Company of the party giving such notice.

16.3	Such termination shall not affect the rights and obligations of the parties in relation to Purchased Receivables and Associated Rights as have vested in the Purchaser prior to the Termination Date nor any accrued rights or obligations as at that date.

16.4	With effect from the giving or receipt of any notice of termination under this Clause 16 the Seller shall be entitled to withdraw its offer for sale in respect of any Receivables thereafter coming into existence.

17	Set-Off

The Purchaser may at any time set-off against any sum payable to the Seller the amount of any liability of the Seller to the Purchaser arising under or in connection with this Agreement, whether existing, future or contingent and whether by way of debt, damages or restitution. The Purchaser may at any time combine or consolidate all or any of its accounts recording transactions between the Purchaser and the Seller.

18	Assignment

18.1	The Purchaser shall be entitled without the consent of the Seller to assign to any other person all or any of its rights, benefits and remedies under or in connection with this Agreement and the provisions hereof shall apply for the benefit of such other person. The Seller may not assign to any other person any of its rights, benefits or remedies under or in connection with this Agreement.

18.2	This Agreement is enforceable by the original parties to it and by their permitted assigns. It is not intended by the parties to this Agreement that any other person should be entitled to enforce any term hereof, whether by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise and any other such right to do so is hereby excluded. The parties to this Agreement may rescind this Agreement or vary any of its terms without the consent of any third party. The foregoing provisions of this Clause do not affect the rights or remedies of any third party which exist or are available apart from that Act.

19	Disclosure of Confidential Information

The Seller acknowledges and agrees that the Purchaser shall be entitled to disclose to any person who has a need to know (including any actual or prospective assignees, investors, funders, employees, professional or financial advisors, insurers) with any confidential information of the Seller or relating to its business as the Purchaser may in its absolute discretion determine.

20	Entire Agreement

This Agreement supersedes any previous agreement between the parties in relation to the matters dealt with herein and together with any other existing agreement in writing between them, if any, which is ancillary to and expressly refers to this Agreement represents the whole and only agreement and understanding between the parties in relation thereto and each party acknowledges and agrees that it has not entered into this Agreement in reliance upon any representations, agreements, statements (whether oral or written) made or alleged to have been made by the other party or its officers, servants, agents or representatives on or prior to the date hereof. This Clause shall not have the effect of excluding any term implied by law. Nothing in this Clause shall operate to limit or exclude any liability of either party for fraud or fraudulent misrepresentation.

21.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of England.

22	Interpretation

22.1	In this Agreement the following words and expressions shall have the following meanings:-

"Associated Company" means at any time, in respect of any company, that company together with any other company which is, at that time, either its subsidiary, holding company or another subsidiary of any such holding company;

"Associated Rights" means all instruments, guarantees, indemnities, the benefits of any insurances, encumbrances and other rights given to or held by the Seller in respect of any Receivable or under or in relation to the relevant contract, goods or services (except any right, title, property or interest in/or to such goods retained by the Seller);

"Commencement Date" means the date specified as being the Commencement Date (being a date which falls on the last day of a Period) in a notice given by the Purchaser to the Seller;

"Credit Note" means any credit note issued by the Seller to any Debtor or any allowance by way of discount, credit or other deduction granted to any Debtor;

"Debtor" means a debtor in respect of a Purchased Receivable;

"Doubtful Account Reserve" has the meaning ascribed to it in Clause 5.2;

"Due Date" has the meaning ascribed thereto in Clause 8.1;

"Factoring Account" has the meaning ascribed thereto in Clause 11.1;

"Factoring Charge" has the meaning ascribed thereto in Clause 6.1 and includes any charge arising under Clause 9.5;

"Insolvent" means in respect of a person, that there has been taken by a court or by any person in respect of that person any of the steps set out below (or some other similar step under any law other than English law):

(a) a bankruptcy order has been made;
(b) a composition or a scheme of arrangement has been approved by the court;
(c) an assignment, composition or other arrangement has been made for the benefit of creditors generally;
(d) an order had been made by the court for winding-up or administration;
(e) a resolution has been passed for voluntary winding-up;
(f) a compromise or arrangement has been made binding on that person and all its creditors; or
(g) an administrative receiver or a receiver on behalf of debenture holders or other creditors has been appointed;

"Notification Schedule" means a notice sent by electronic means only by the Seller to the Purchaser pursuant to Clause 1.3 which shall be in a form specified by the Purchaser from time to time;

"Period" means a John Deere fiscal month as established from time to time by Deere and Company;

"Potentially Insolvent" means, in respect of a person, that any petition or any other originating process has been presented or any demand or notice has been issued or any other step has been taken under a legal procedure which could result in that person becoming Insolvent;

"Purchased Receivable" means any Receivable but excluding, with effect from the date of any resale, any Receivable which is resold by the Purchaser to the Seller in accordance with Clause 1.4;

"Receivable" means any debt (including, where the context permits any part of a debt and any tax, duty or interest on that debt) arising from a contract for the sale or supply of goods or the provision of services by the Seller where the goods the subject of that contract have been despatched to or to the order of the relevant debtor or collected by it or on its behalf and/or the services the subject of that contract have been completely performed by the Seller;

"sterling" means the lawful currency of the United Kingdom from time to time;

"Termination Date" means the date of termination of this Agreement pursuant to a notice given in accordance with Clause 16;

"VAT" means value added tax;

"VAT Bad Debt Procedure" means the scheme and procedures, as may be varied from time to time, established by HM Customs and Excise to enable suppliers of goods to reclaim the VAT element of debts which become bad or doubtful.

22.2	In this Agreement, unless otherwise specified or unless the context otherwise requires:

	(a)	References to any person includes that person's legal personal representatives, successors and permitted assigns.
	(b)	References to writing shall include any modes of reproducing words in a legible and non-transitory form and any requirement that any notice should be sent or transmitted by electronic means is satisfied where the text of the notice-

(i) is received in legible form, and
(ii) is capable of being used for subsequent reference.

	(c)	Headings used in this Agreement are for convenience only and do not affect the interpretation hereof.
	(d)	References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any law, legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to that English legal term.
	(e)	General words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.
	(f)	The words "include", "including" and "in particular" shall be construed as being by way of illustration or emphasis and shall not limit or prejudice the generality of any foregoing words or phrases.
	(g)	References to the masculine shall include the feminine and references in the singular shall include references in the plural and vice versa.
	(h)	Cognate words and expressions deriving from the definitions given in clause 22.1 shall be construed accordingly.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.
JOHN DEERE FINANCE S.A.	JOHN DEERE LIMITED
By:	By:
Name: Stephen Pullin Title: Director	Name: Clay T. Sherrill Title: General Manager
By:	By:
Name: Thomas Annis Title: General Manager	Name: Malcolm Jackson Title: Manager, Finance and Administration

SCHEDULE Part 1

Doubtful Account Reserve on initial purchase

The Doubtful Account Reserve for the initial purchase will reflect the Credit Risk composed by both the Average Annual Loss and the Average Annual Costs of Late Payment experienced by the Seller during a period of 10 years prior to the date of sale. It covers the credit risk for the period between inception and purchase of the portfolio, assuming that the payment term of the population of purchased receivables has elapsed by 50%, on average.

The factor will be calculated as follows:

D = r cr * portfolio

with:

r cr = (avg.loss + avg.late) * 100 avg.receiv * turns * 2		+ 2s

Part 2

Factoring Charge on each subsequent month end

The monthly Factoring Charge for subsequent months will be calculated taking into account the Cost of Equity, the Cost of Debt Funding, Administrative Costs, Service Cost and Credit Risk.

D=d*(avg. portfolio month - past.due)

with:

d year = r debt + r equity + r ad min + r serv + r cr ;		d day =	d year

365

r debt = debt *i avg		r equity = equity * roe

r ad min =	exp ad min * 100	r cr = avg.loss + 2s + avg.late

avg.portfolio year

r serv =	exp serv * 100

avg.portfolio year

Definitions:

Term	Description	Dimension
debt	Average Indebtedness: Debt funding at arm's length level as a percentage of total amount of debts of total assets.	%
equity	Average Equity: Equity funding at arm's length level as a percentage of total average equity to total assets.	%
avg.late	Average costs of late payment: Average costs of funding of overdue receivables.	%
avg.loss	Average loss: Average loss as a percentage of total average outstanding receivables experienced during a period of rolling 10 years; weighted by seniority	%
avg.portfolio	Average Portfolio: Average daily balances of portfolio reduced by any cash received during a given fiscal month or fiscal year.	currency
Avg.receiv	Average Receivables: Average amount of receivables outstanding experienced during a period of 10 years,; weighted by seniority.	currency
D	Factoring Discount: Amount of money accounted to the Purchase Price of purchased Receivables	Currency
dYear	Annual Discount Rate	%
dday	Daily Discount Rate: Based on 365 days per year	%
expadmin	Annual Administrative Expenses: Budgeted expenses to run Purchaser's business except for administering and collecting portfolio.	currency
expserv	Annual Servicing Expenses: Budgeted expenses for administering and collecting portfolio.
Iavg	Monthly Average Interest Rate: to be determined monthly based on debt funding mix	%
past.due	Past Due Receivables: Receivables will be considered past due if and to the extent they are not paid at the first day of the second production month after due date	currency
portfolio	Portfolio: Amount of Receivables on Purchaser's balance sheet	currency
radmin	Administrative Cost: Rate of annual Administrative Expenses as a percentage of annual Average Portfolio	%
rcr	Credit Risk: Rate of credit losses experienced adjusted by two Standard Deviations, and cost of late payment.	%
rdebt	Cost of Debt Funding: Effective cost of debt funding for an arm's length funding mix; rdebt will be based on documentation of actual trades or bank quotes, as the case may be, maintained by Treasury and will be calculated monthly.	%
requity	Cost of Equity: ROE weighted by the avg. equity ratio. The appropriate leverage to apply to the portfolio will be determined dependent on level of credit risk Purchaser is exposed to.	%
rserv	Service Cost: Rate of costs to administrate and collect the portfolio as determined by Purchaser based on budgeted expenses	%
roe	Return on Equity: Arm's length cost of equity as usually required by factoring companies.	%
s	Standard Deviation: Weighted standard deviations	%
turns	Turnover: Average annual turnover of the Portfolio calculated by dividing the sum of annual purchases of receivables by the annual average portfolio.	number

Intentionally Left Blank.